Exhibit 99.1

American Public Education Reports Fourth Quarter 2022 Results

CHARLES TOWN, WV (March 14, 2023) – American Public Education, Inc. (Nasdaq: APEI) announced financial results for the quarter ended December 31, 2022.

Fourth Quarter Highlights:

•	Consolidated revenue decreased 1.0% year over year to $152.4 million

•	At December 31, 2022, total unrestricted cash and cash equivalents of approximately $102.6 million represents a decrease of $20.0 million from December 31, 2021

•	Net loss available to common stockholders for the period was $6.6 million, compared to net income of $9.4 million for the three months ended December 31, 2021, a decrease in earnings of $16.0 million

•	Adjusted EBITDA decreased 48% year-over-year to $15.4 million

We completed the acquisitions of Rasmussen University (“RU”) and Graduate School USA (“GSUSA”) on September 1, 2021 and January 1, 2022, respectively. Our financial results do not include the financial results of these companies prior to their respective acquisition closing dates. Accordingly, the financial results for the three and twelve months ended December 31, 2022, include results of operations of RU for four months of 2021 and do not include the results of operations of GSUSA. Therefore, the prior year period presented is not directly comparable to the current period.

Financial Results:

Three months ended December 31, 2022 compared to three months ended December 31, 2021:

•	Total consolidated revenue for 2022 decreased 1.0% to $152.4 million, compared to total revenue of $154.0 million in 2021. The RU Segment revenue decreased by $7.6 million, which was partially offset by the inclusion of GSUSA revenue for the three months ended December 31, 2022 of $5.7 million, and increased revenue in the APUS and Hondros College of Nursing (HCN) segments. GSUSA revenue is not included in the prior year periods.

•	Total costs and expenses increased to $152.7 million for the 2022 period, compared to $137.5 million for the same period in 2021. The increase in costs and expenses for the three months ended December 31, 2022, was primarily due to an increase in expenses in the RU Segment of $7.9 million, which included a $2.0 million impairment charge on intangible assets, and the inclusion of GSUSA costs and expenses of $5.7 million. GSUSA costs and expenses are not included in the prior year period.

o	Instructional costs and services expenses increased $5.5 million in 2022 to $72.9 million, compared to $67.4 million in 2021, primarily due to the inclusion of the GSUSA instructional costs and services expenses of $3.6 million, as well as increases in both the HCN Segment and APUS Segment expenses of $0.9 million and $0.9 million, respectively.

o	Selling and promotional expenses increased $5.6 million to $38.6 million, compared to $33.0 million in 2021, primarily due to an increase in the RU Segment expenses of $4.3 million, and the inclusion of the GSUSA selling and promotional expenses of $1.0 million, for the three months ended December 31, 2022, compared to the prior year period.

o	General and administrative expenses increased $3.4 million to $31.2 million, compared to $27.8 million in 2021 mainly due to an increase in the RU Segment expenses of $2.0 million and the inclusion of GSUSA expense of $1.0 million, for the three months ended December 31, 2022, compared to the prior year period.

o	Depreciation and amortization expenses decreased to $7.9 million in 2022, or 5.2% of revenue, compared to $8.3 million and 5.4% in 2021, primarily due to the decrease in depreciation expense in our APUS Segment of $0.5 million.

o	Costs and expenses in 2022 also include $4.3 million of M&A-related professional fees, of which $3.9 million were transition fees associated with onboarding outsourced marketing services.

•	Interest expense was $7.4 million in 2022, compared to interest expense of $3.1 million in 2021. The increase was mainly due to the accelerated amortization of debt issuance costs of $3.9 million recognized from a debt prepayment that occurred in the December 2022.

•	The net loss available to common stockholders was $6.6 million in 2022, compared to net income available to common stockholders of $9.4 million in 2021, primarily driven by increases in costs discussed above.

•	The net loss per diluted common share was $0.35, compared to net income per diluted common share of $0.50 in 2021.

•	Adjusted EBITDA was $15.4 million in 2022, compared to $29.3 million in 2021.

Balance Sheet and Liquidity:

•	Total unrestricted cash and cash equivalents as of December 31, 2022 was approximately $102.6 million, compared to $122.6 million as of December 31, 2021, representing a decrease of $20.0 million. The decrease in cash was mainly due to net cash utilized for debt repayment of $34.2 million and cash invested in capital expenditures of $16.4 million, which was partially offset by an increase in net cash provided by operating activities to $29.2 million.

•	In the fourth quarter, we issued $40.0 million in preferred stock and used the proceeds to prepay long term debt. Together with the proceeds from the preferred stock issuance and available cash, $65.0 million in principal was prepaid.

•	As of December 31, 2022, approximately $26.0 million, of which $16.5 million is older than 60 days from the course start date, was due from the Army.

Registrations and Enrollment:

	2022	2021	% Change
American Public University System[1]
For the three months ended December 31 Net Course Registrations	87,200	86,600	1%

For the year ended December 31 Net Course Registrations	350,400	345,300	1%

Rasmussen University[2]
For the three months ended December 31 Total Student Enrollment	15,600	17,100	(9)%

Hondros College of Nursing[3]
For the three months ended December 31 Total Student Enrollment	2,600	2,500	4%

1APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

Excludes students in doctoral programs.

2Rasmussen Student Enrollment represents students in an active status as of the full-term census or billing date.

3HCN Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

First Quarter 2023 Outlook:

The following statements are based on APEI’s current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI’s earnings conference call and presentation for further details.

	First Quarter 2023 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	96,300	2.4%

HCN Student enrollment	2,700	10%

RU Student enrollment	14,300	-12%
- Nursing	6,800	-19%
- Non-Nursing	7,500	-4%

($ in millions except EPS)
APEI Consolidated revenue	$155.1 to $157.1	0% to 2%
APEI Net loss available to common	-$9.7 to -$8.4	n.m.
APEI Adjusted EBITDA	$2.4 to $4.1	-86% to -76%
APEI Diluted EPS	-$0.51 to -$0.44	n.m

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and Adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI’s operating profit and cash generation capabilities.

For the three months ended December 31, 2022 and 2021, adjusted EBITDA excludes non-cash compensation expense, loss on disposals of long-lived assets, and M&A-related professional fees.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures are that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions “GAAP Net Income to Adjusted EBITDA,” and “GAAP Outlook Net Income to Outlook Adjusted EBITDA”) and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI’s fourth quarter 2022 earnings conference call will be held today at 5:00 p.m. Eastern time. This webcast will be open to listeners who log in through the APEI’s investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live webcast. The replay will be archived and available to listeners through APEI’s investor relations website for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA (GSUSA), provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 88,900 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 14,300 students across its 22 campuses in six states and online. It also has schools of Business, Technology, Design, Early Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 2,700 total students. Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance and Veterans Administration student enrollment data, as reported by Military Times, 2020.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding expectations for APEI’s composite score, impacts of the transition to ArmyIgnitED 2.0, growth, registration and enrollments, revenues, expenses, net income, margin, adjusted EBITDA and EBITDA, brand repositioning, NCLEX pass rates, and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI’s dependence on the effectiveness of its ability to attract students who persist in its institutions’ programs, the inability to effectively market the Company’s programs or expand into new markets, impacts of the transition to new systems for soldiers to request tuition assistance or the reduction, elimination, or suspension of or changes to tuition assistance, effects of changes the Company makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed, the inability to adjust to future market demands, continued strong competition in the education market, failure to comply with regulatory and accrediting agency requirements or to maintain institutional accreditation, the loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid, the impact of recent regulatory rulemakings, the failure to meet applicable NCLEX pass rates, difficulties involving business combinations and acquisitions, obligations related to our debt and preferred stock, inability to attract, retain, and develop skilled personnel, impacts of changes in management, dependence on and the need to continue to invest in the Company’s technology infrastructure, and the risk factors described in the risk factor section and elsewhere in the Company’s annual report on Form 10-K and in the Company’s other SEC filings. You should not place any undue reliance on any forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Ryan Koren

AVP, Investor Relations & Corporate Development

(610) 428-7376

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American Public Education, Inc.

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended
	December 31,
	2022	2021
	(unaudited)

Revenues	$152,438	$154,000
Costs and expenses:
Instructional costs and services	72,868	67,365
Selling and promotional	38,567	32,967
General and administrative	31,173	27,800
Loss on disposals of long-lived assets	214	1,100
Impairment of goodwill and intangible assets	2,000	—
Depreciation and amortization	7,878	8,271
Total costs and expenses	152,700	137,503
Income from operations before interest and income taxes	(262)	16,497
Interest (expense) income	(7,389)	(3,110)
Income before income taxes	(7,651)	13,387
Income tax expense	(1,124)	4,002
Equity investment loss	(8)	(4)
Net (loss) income	$(6,535)	$9,381
Preferred stock dividends	48	-
Net (loss) income available to common shareholders	(6,583)	9,381

Net income per common share:
Basic	$(0.35)	$0.50
Diluted	$(0.35)	$0.50

Weighted average number of common shares:
Basic	18,892	18,712
Diluted	18,976	18,854

	Three Months Ended
Segment Information:	December 31,
	2022	2021
Revenues:
APUS Segment	$73,399	$73,379
RU Segment	$60,719	$68,351
HCN Segment	$12,642	$12,297
Corporate and other[1]	$5,678	$(27)
Income (loss) from operations before interest and income taxes:
APUS Segment	$19,114	$20,081
RU Segment	$(12,996)	$2,629
HCN Segment	$(993)	$481
Corporate and other	$(5,387)	$(6,694)

	Twelve Months Ended
	December 31,
	2022	2021
	(unaudited)

Revenues	$606,328	$418,803
Costs and expenses:
Instructional costs and services	288,472	172,622
Selling and promotional	154,649	93,317
General and administrative	120,352	103,379
Loss on disposals of long-lived assets	1,176	1,282
Impairment of goodwill and intangible assets	146,900	—
Depreciation and amortization	32,127	17,832
Total costs and expenses	743,676	388,432
(Loss) income from operations before interest and income taxes	(137,348)	30,371
Gain on acquisition	3,828	—
Interest (expense) income	(17,728)	(4,277)
Income before income taxes	(151,248)	26,094
Income tax expense	(36,276)	7,511
Equity investment loss	(21)	(831)
Net (loss) income	$(114,993)	$17,752
Preferred stock dividends	48	-
Net (loss) income available to common shareholders	(115,041)	17,752

Net (loss) income per common share:
Basic	$(6.10)	$0.98
Diluted	$(6.08)	$0.97

Weighted average number of common shares:
Basic	18,859	18,085
Diluted	18,914	18,255

	Twelve Months Ended
Segment Information:	December 31,
	2022	2021
Revenues:
APUS Segment	$285,128	$283,700
RU Segment	$253,257	$89,483
HCN Segment	$47,078	$45,803
Corporate and other[1]	$20,865	$(183)
(Loss) income from operations before interest and income taxes:
APUS Segment	$58,452	$51,050
RU Segment	$(166,557)	$1,630
HCN Segment	$(4,011)	$1,829
Corporate and other	$(25,232)	$(24,138)

The RU Segment reflects the operations of RU, which was acquired on the RU Closing Date. The Company did not consolidate the financial results of the RU Segment prior to the RU Closing Date.

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA from the GSUSA Closing Date through December 31, 2022. Contract training revenue represents both individual and customized training programs and is recognized when the services are performed. Additionally, the APUS Segment charges the HCN Segment and corporate employees for the value of courses taken by HCN Segment employees and corporate employees at APUS. The elimination of this intersegment revenue is included within Corporate and Other.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three and twelve months ended December 31, 2022 and 2021:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2022	2021	2022	2021
Net (loss) income	$(6,535)	$9,381	(114,993)	17,752
Income tax expense (benefit)	(1,124)	4,002	(36,276)	7,511
Interest expense (income)	7,389	3,110	17,728	4,277
Equity investment loss	8	4	21	831
Depreciation and amortization	7,878	8,271	32,127	17,832
EBITDA	7,616	24,768	(101,393)	48,203

Impairment of goodwill and intangible assets	2,000	-	146,900	-
Adjustment to gain on acquisition	-	-	(3,828)	-
Stock Compensation	1,306	1,685	8,009	7,654
Loss on disposals of long-lived assets	214	1,100	1,176	1,282
M&A - related professional and integration fees	4,264	1,791	5,866	7,574
Adjusted EBITDA	$15,400	$29,344	56,730	64,713

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s forecast GAAP net income to the calculation of adjusted EBITDA for the three months ending March 31, 2023:

	Three Months Ending
	March 31, 2023
(in thousands, except per share data)	Low	High
Net loss available to common	$(9,680)	$(8,388)
Preferred dividends	1,455	1,455
Net loss	(8,225)	(6,933)
Income tax expense (benefit)	(2,597)	(2,189)
Interest expense (income)	2,355	2,355
Depreciation and amortization	6,793	6,793
EBITDA	(1,674)	26

Stock Compensation	1,771	1,771
Integration Expenses	2,335	2,335
Adjusted EBITDA	$2,432	$4,132